UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 16, 2022

Olaplex Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40860	87-1242679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Address Not Applicable1

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 691-0776

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OLPX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

On October 18, 2022, Olaplex Holdings, Inc. (the “Company”) issued a press release announcing preliminary, unaudited results of operations for the three months ended September 30, 2022 and updated full year guidance for the year ending December 31, 2022 (“fiscal year 2022”). A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished under Item 2.02 of this Current Report on Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2022, Tiffany Walden, Chief Operating Officer of the Company, resigned from her role as Chief Operating Officer as well as a member of the Company’s board of directors, effective October 18, 2022.

Also on October 16, 2022, the Company and Ms. Walden entered into a Transition and Separation Agreement (the “Separation Agreement”), pursuant to which Ms. Walden will transition from her role as Chief Operating Officer to a role as senior advisor to the Company for the period of October 18, 2022 (the “Transition Date”) to December 31, 2022, unless her employment earlier terminates pursuant to the terms of the Separation Agreement (the “Separation Date”). Pursuant and subject to the terms and conditions of the Separation Agreement, Ms. Walden will serve as an outside senior advisor to the Company from January 1, 2023 to December 31, 2027, or such earlier date as provided for in the Separation Agreement (the “Consulting Period”). Under the Separation Agreement, Ms. Walden will continue to receive her salary and benefits through the Separation Date. In addition, Ms. Walden will be eligible to earn a 2022 annual bonus in accordance with the terms of the Company’s annual bonus program for fiscal year 2022. On December 31, 2022, and pursuant and subject to the terms and conditions of the Separation Agreement, Ms. Walden will be paid a one-time transition payment of $1,000,000. Following the Separation Date, during the Consulting Period, Ms. Walden will receive compensation at an annual rate of $650,000 for the first twenty-four (24) months of the Consulting Period and at an annual rate of $325,000 for the final thirty-six (36) months of the Consulting Period. If, during the Consulting Period, Ms. Walden elects to continue her group healthcare benefits, the Company will pay the full monthly premium for up to the first eighteen (18) months of the Consulting Period. The Separation Agreement also provides for, among other things, a release of claims by Ms. Walden in favor of the Company and its affiliates; and confidentiality, non-solicitation, non-competition and non-disparagement obligations, in addition to those continuing restrictive covenant obligations applicable to Ms. Walden under her existing employment documents.

Additionally, pursuant to the Separation Agreement, the Company and Ms. Walden entered into an Amended and Restated Nonqualified Stock Option Award Agreement (the “Amended Option Award Agreement”) to be effective as of December 31, 2022, pursuant to which Ms. Walden will be permitted to retain and continue to vest in approximately sixty percent (60%) of her options to purchase the Company’s common stock, par value $0.001 per share, that are unvested as of such date (the “Post-Separation Options”), which Post-Separation Options will vest subject to and solely upon Ms. Walden’s continued compliance with the restrictive covenants set forth in the Amended Option Award Agreement as follows: (i) 595,890 of the Post-Separation Options will vest on January 8, 2023; (ii) 689,796 of the Post-Separation Options will vest on October 4, 2023; (iii) 297,945 of the Post-Separation

Options will vest on January 8, 2024; (iv) 689,796 of the Post-Separation Options will vest on October 4, 2024; (v) 297,945 of the Post-Separation Options will vest on January 8, 2025; (vi) 297,945 of the Post-Separation Options will vest on January 8, 2026; (vii) 297,945 of the Post-Separation Options will vest on January 8, 2027; and (viii) 297,945 of the Post-Separation Options will vest on January 8, 2028. The Post-Separation Options, whether vested or unvested, will automatically be forfeited upon any breach by Ms. Walden of the restrictive covenants in the Amended Option Award Agreement, which include confidentiality, non-solicitation, non-competition, and non-disparagement obligations for a period of five (5) years from the effective date of the Amended Option Award Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release dated October 18, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

[1]	Olaplex Holdings, Inc. is a fully remote company. Accordingly, it does not maintain a principal executive office.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: October 18, 2022	Olaplex Holdings, Inc.

	By:	/s/ JuE Wong
	Name:	JuE Wong
	Title:	President and Chief Executive Officer